EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement of Caneum, Inc. (the “Company”) on Form S-8 of our report for Tier One Consulting, Inc, dated May 26, 2006, appearing in the Company’s current report on Form 8-K/A-2 dated June 14, 2006, for the years ended December 31, 2005 and 2004.
Mendoza Berger & Company, LLP
/s/ Mendoza Berger & Company, LLP
Irvine, California
June 15, 2006